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                                                                 EXHIBIT 10.10




                               SYNON CORPORATION
                          1100 Larkspur Landing Circle
                           Larkspur, California 94939




                               September 17, 1992




Mr. Richard H. Goldberg
100 Pheasant Run
Wilton, CT 06897

Dear Rich:

         I am pleased to confirm my verbal offer for you to join Synon Corporation ("Synon") as Chief Executive Officer and President. This letter will review the terms of your employment offer with Synon as follows:


         1. You will serve in the position of Chief Executive Officer and President of Synon, reporting to the Board of Directors, and assuming and discharging such responsibilities as are commensurate with such office and position. You shall comply with and be bound by Synon's operating policies, procedures and practices. It is anticipated that the effective date of your employment will be on or about October 1, 1992.

         2. During the term of your employment with Synon, you shall devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully, diligently and competently, and you shall use your best efforts to further the business of Synon and its affiliates. Your employment with Synon is for an unspecified duration that constitutes at-will employment and either Synon or you can terminate this relationship at any time.

         3. In consideration of your services, you will be paid a salary of $18,750 per month (annualized rate of $225,000), payable semi-monthly in accordance with Synon's standard payroll practices. As with other officers of Synon, this base compensation will be reviewed annually by the Board of Directors.
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Mr. Richard H. Goldberg
September 17, 1992
Page -2-


         4. In addition to your base compensation, the Board of Directors shall adopt an executive bonus program under which you shall be entitled to earn incentive compensation based upon the satisfaction of certain performance goals. It is contemplated that these performance objectives will be determined by the Board of Directors in consultation with you, and will concern such matters as pre-tax profitability and return on shareholders' equity of Synon. The bonus will be targeted at $100,000 annually and guaranteed for the first nine months of employment at Synon. It is further anticipated that additional incentive compensation will be provided for overachievement as determined by the Board of Directors in consultation with you.

         5. You will be entitled to receive Synon's fringe benefits made available to other employees and officers to the full extent of your eligibility therefor. You shall be entitled to four weeks of paid vacation per year (which shall be consistent with Synon's vacation policy and which shall not accrue in excess of four weeks per year). During your employment, you shall be permitted, to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or similar benefit plan of Synon that may be available to other comparable employees generally on the same terms as such other employees. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Business expenses incurred by you will be reimbursed according to Synon's expense reimbursement policy. In addition, you will be reimbursed for expenses associated with your relocation to the San Francisco Bay area; such as, temporary apartment rental, closing costs for buying and selling a home, and moving your household goods.

         6. Upon your acceptance of employment, you will be granted a non-statutory option to purchase 500,000 shares of Synon common Stock under Synon's 1990 Stock Option Plan. The option price shall be $1.43 and the option shall have a term of ten years. The Option Agreement will provide that your right to exercise the option will vest cumulatively over a period of five years, vesting at 20% on the first anniversary of the effective date of your employment and thereafter on a monthly basis (1.6667% per month).
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Mr. Richard H. Goldberg
September 17, 1992
Page -3-


                 In addition, (i) upon any Change of Control of Synon Corporation (as defined herein), 50% of the shares remaining unvested will vest automatically and any of the then remaining unvested options will vest monthly in equal increments over the balance of the five year vesting period and (ii) if your employment is involuntarily terminated or Constructively Terminated (as defined herein) within twelve (12) months after a Change of Control (it being the intention that you will agree to remain employed for at least one year following a "Change of Control"), then your option shall be accelerated to become immediately exercisable for 100% of the total number of unvested shares subject thereto.

                 In addition, upon initial public offering by Synon, 20% of the shares remaining unvested will vest automatically and any of the then remaining unvested options will vest monthly in equal increments over the balance of the five year vesting period.

         7. In addition, if your employment is involuntarily terminated other than for "cause" (as defined herein), then you shall receive one year's base salary plus annual targeted bonus incentive as severance.

                 For purposes of the foregoing, termination "for cause" shall mean (i) the willful failure by you substantially to perform your material duties after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties, (ii) the failure (in a material respect) by you to follow a written, lawful order or directive from the Board of Directors of Synon, (iii) the conviction of you of any crime involving the property or business of Synon or its affiliates or (iv) any act of moral turpitude in connection with the performance of your duties hereunder.
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Mr. Richard H. Goldberg
September 17, 1992
Page -4-


         8. For purposes of the foregoing, a "Change of Control of Synon" shall be deemed to have occurred if (i) Synon sells or otherwise disposes of all or substantially all of its assets;
                 (ii) there is a merger or consolidation of Synon with any other corporation or corporations, provided that the shareholders or Synon, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; (iii) any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of Synon representing 50% or more of the combined voting power of the voting securities of Synon (exclusive of persons who are now officers or directors of Synon).

                 For purposes of the foregoing, your employment with Synon shall be deemed to have been "Constructively Terminated" if there shall occur (i) a material reduction in salary or benefit (taken as a whole), (ii) a material change in responsibility, or (iii) a requirement to relocate, except for office relocations that would not increase your one-way commute distance by more than 5O miles.

         9. Upon acceptance of this offer, you will be required to sign Synon's standard employee proprietary information agreement.
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Mr. Richard H. Goldberg
September 17, 1992
Page -5-



         Rich, we are excited about having you as a part of the Synon team. Please acknowledge acceptance of this offer by signing and returning the enclosed copy of this letter. Synon and you shall undertake to promptly prepare and execute all of the documents and agreements as are reasonably necessary to carry out the intentions expressed herein.

                                        Very truly yours,
                                        SYNON CORPORATION


                                        /s/ William O. Grabe
                                        -----------------------------------
                                        William O. Grabe, Chairman




Accepted By:


/s/ Richard H. Goldberg
------------------------------
Richard H. Goldberg


Dated:  9/18/92
       -----------------------
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December 7, 1992



Richard Goldberg
100 Pheasant Run
Wilton, CT 06897



Dear Richard:

         Reference is made to that certain employment offer letter agreement dated as of September 17, 1992 between Synon, Inc. (the "Company") and you (the "Employment Letter"). The parties, desiring to amend the Employment Letter, hereby agree to add the following:

         During the course of your employment, you may create, develop or improve processes, designs, techniques, original works of authorship, concepts, trade secrets or other intellectual property, including without limitation, computer software such as application development and other software products, application software, templates and data models (together "Inventions"). You acknowledge that any Inventions you develop or have developed in connection with your employment by the Company are works for hire and are owned by the Company or clients of the Company, and you agree not to assert any individual ownership rights with respect to those Inventions. Upon request by the Company and at the Company's consent, you will sign such further agreements and assignments as may be necessary to transfer to the Company or clients of the Company any rights you may have in those Inventions and to register those rights in the name of the Company or client of the Company, and you appoint the Company as your attorney-in-fact to sign those documents on your behalf. Your obligations under this paragraph do not apply to any Invention for which no equipment, supplies, facility or trade secret of the Company or a client of the Company was used and which was developed entirely on your own time, unless (a) the Invention relates (i) to the business of the Company or (ii) to the Company's actual or demonstratable anticipated research or development or (b) the Invention results from any work performed by you for the Company.

         Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets (collectively "Prior Inventions"), that belong to you, that relate to the Company's business, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, you represent that there are no such Prior Inventions. If in the course of your employment with the Company, you incorporate into a Company product, process or
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         machine a Prior Invention owned by you or in which you have an interest, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.



Agreed and Accepted:
Synon, Inc.




By:  /s/ Paul K. Wilde                  By:  /s/ Richard Goldberg
     -------------------------               ------------------------------
         Paul K. Wilde                           Richard Goldberg


Date:  12/7/92                          Date:  12/15/92
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